UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 17, 2010

(Date of Report: Date of earliest event reported)

Reflect Scientific, Inc.

(Exact name of registrant as specified in its charter)

Utah

000-31377

87-0642556

(State or other jurisdiction  (Commission File Number)  (IRS Employer ID No.)

     of incorporation)

1270 South 1380 West, Orem, Utah 84058

 (Address of principal executive office)

Registrant's telephone number, including area code: (801) 226-4100

NA

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates”, “believes”, “estimates”, “expects”, “plans”, “projects”, “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may cause actual results to differ from those projected include the risk factors specified below.

Item 1.01 Entry into a Material Definitive Agreement

On August 17, 2010, Reflect Scientific, Inc. (“Reflect”) concluded a Release and Settlement Agreement with Enable Growth Partners LP and Enable Opportunity Partners LP (“hereinafter referred to collectively as “Enable”) and Pierce Diversified Strategy Master Fund LLC (“Pierce”) for the satisfaction of the debentures and warrants purchased by Enable and Pierce on June 29, 2007.

The agreement provides that, upon making a sale of securities with aggregate proceeds to Reflect of at least $300,000, Reflect will make payment of $285,000 to Enable and $15,000 to Pierce, a combined total cash payment of $300,000. Reflect will also issue 1,140,000 shares of its restricted common stock to Enable and 60,000 shares of its restricted common stock to Pierce, for a combined stock issuance of 1,200,000 shares of restricted common stock.

Enable and Pierce have agreed that, upon receipt of the  consideration specified above, they will release Reflect from any and all claims relating to the debentures, including penalty and accrued interest, registration rights, warrants and purchase agreements, and any other claim which they may have against Reflect.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number

Title

10.1

Release and Settlement Agreement- Enable Growth Partners LP

10.2

Release and Settlement Agreement- Enable Opportunity Partners, LP

10.3

Release and Settlement Agreement- Pierce Diversified Strategy Master Fund LLC

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Reflect Scientific, Inc.

By: /s/ Kim Boyce

Date: August 19, 2010

      Kim Boyce, Chief Executive Officer